                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Information Statement         [ ] Confidential, for use of
[ ] Definitive Information Statement              the Commission only (as
[ ] Definitive Additional Materials               permitted by Rule 14a-6(e)(2))
[X] Soliciting Material Pursuant to Rule 14a-12

                       PARK MERIDIAN FINANCIAL CORPORATION
  ----------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

           -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
             0-11.
         (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------
         (5) Total fee paid:

         ---------------------------------------------
         [ ] Fee paid previously with preliminary materials.

         -------------------------------------------
         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:

             ------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

             ------------------------------------------
         (3) Filing Party:

             ------------------------------------------
         (4) Date Filed:

             ------------------------------------------

FOR IMMEDIATE RELEASE                        CONTACT:  KEVIN T. KENNELLY
                                             President & CEO
                                             Park Meridian Financial Corporation
                                             (704) 366-7275


                 PARK MERIDIAN FINANCIAL CORPORATION ANNOUNCES
                              2ND QUARTER EARNINGS

CHARLOTTE, NC - AUGUST 9, 2001 - Park Meridian Financial Corporation (OTCBB -
PMFN), the holding company for Park Meridian Bank, today reported net income for the second quarter of 2001.

Net income for the three months ended June 30, 2001 was $679,000, up 7.3% over earnings of $633,000 reported for the second quarter of 2000. Net income for the first six months of 2001 was $1,435,000, representing a 21.9% increase over that for the first six months of 2000. Total assets as of June 30, 2001 were $298,222,000, an increase of $31,233,000, or 11.7%, compared to June 30, 2000 total assets of $266,989,000. Deposits increased by $22,381,000 to $205,785,000 at June 30, 2001 compared to $183,404,000 at June 30, 2000, an increase of 12.2%.

Park Meridian Financial Corporation is a bank holding company based in Charlotte, N.C. Its principal activity is the ownership of Park Meridian Bank, a private bank with two offices in Charlotte and a third in the Lake Norman area. The bank conducts activities in the areas of commercial banking, equipment leasing, wealth management and mortgage banking.

Park Meridian Financial Corporation and Regions Financial Corporation jointly announced on June 27, 2001 that they have signed a definitive agreement that provides for the acquisition of Park Meridian by Regions in a stock-for-stock merger. The merger is expected to be consummated during the fourth quarter of 2001, pending approval of Park Meridian's shareholders and regulatory authorities, and other customary conditions of closing.

Park Meridian's common stock is traded over-the-counter on the NASD electronic bulletin board under the symbol "PMFN." Regions' common stock is traded in the Nasdaq National Market System under the symbol "RGBK."

                             ---------------------

The proposed transaction will be submitted to Park Meridian's shareholders for their consideration, and Regions will file with the SEC a registration statement, which shall contain a proxy statement-prospectus to be used by Park Meridian in connection with its solicitation of shareholder approval for the proposed transaction, as well as other relevant documents concerning the proposed transaction. Park Meridian shareholders are urged to read the registration statement and the proxy statement-prospectus regarding the proposed transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement-prospectus included in the registration statement, as well as other filings containing information about Park Meridian and Regions, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement-prospectus and the SEC filings that will be incorporated by reference in the proxy statement-prospectus can also be obtained, without charge, by directing a request to Park Meridian, Joseph M. Dodson, Park Meridian Financial Corporation, Post Office Box 11816, Charlotte, North Carolina 28220 (704-366-7275), or to Regions, Ronald C. Jackson, Senior Vice President and Director of Investor Relations, Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203 (205-326-7374).

Park Meridian and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Park Meridian in connection with the merger. Information about the directors and executive officers of Park Meridian and their ownership of Park Meridian common stock is set forth in the proxy statement, dated April 15, 2001, for Park Meridian's 2001 annual meeting of shareholders, as filed with the SEC on a
Schedule 14A on April 6, 2001 (available on the SEC's Internet site at http://www.sec.gov). Additional information regarding the interests of those participants may be obtained by reading the proxy statement-prospectus regarding the proposed transaction when it becomes available.